Exhibit 8.3

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 P. O. BOX 240 JACKSONVILLE, FL 32201-0240 904.359.2000 TEL 904.359.8700 FAX foley.com

January 19, 2017

Regency Centers Corporation

One Independent Dr. – Suite 114

Jacksonville, FL 32202

Re:	Registration Statement on Form S-4 – Opinion Regarding
Status of Regency Centers Corporation as a Real Estate
Investment Trust

Ladies and Gentlemen

In connection with the registration statement on Form S-4 filed by Regency Centers Corporation (the “Company”) (Registration No. 333-215241) (the “Registration Statement”), you have requested our opinion as tax counsel to the Company with respect to the qualification of the Company as a real estate investment trust (a “REIT”) for federal income tax purposes. As described in the Registration Statement, and pursuant to an Agreement and Plan of Merger by and between the Company and Equity One, Inc. (“Equity One”) dated as of November 14, 2016 (“Merger Agreement”), Equity One will be merged into Regency Centers Corporation, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with the opinion rendered below, we have reviewed the Registration Statement, the Merger Agreement and such other documents that we deemed relevant. The opinions expressed in this letter are based upon certain factual representations set forth in the Registration Statement, the Merger Agreement and in certificates of officers of the Company.

In connection with the opinion rendered below, we have assumed generally that:

1.     each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.     during its short taxable year ended December 31, 1993 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

January 19, 2017

3.     the Company will not make any amendments to its organizational documents or to the organizational documents of Regency Realty Group, Inc., a Florida corporation (“Management Company”), after the date of this opinion that would affect its qualification as a REIT for any taxable year;

4.     the opinion of Kirkland & Ellis LLP delivered to Equity One concurrently herewith and filed with the Registration Statement, to the effect that commencing with Equity One’s taxable year that ended on December 31, 1995, Equity One was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of operation will enable, Equity One to meet the requirements for qualification and taxation as a REIT under the Code, is accurate.

5.     the representations made by Equity One in Section 3.1(h) of the Merger Agreement with regard to tax matters are accurate.

6.     no actions are contemplated to be taken by the Company or Management Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate.

Based solely on the documents and assumptions set forth above and the factual representations set forth in the Officer’s Certificate, and without further investigation, we are of the opinion that commencing with its taxable year ending December 31, 1993 through the date of this letter, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) and the Company’s proposed method of operation, as described in the Registration Statement and as represented in the Officer’s Certificate, will enable the Company to continue to satisfy the requirements for qualification as a REIT under the Code.

The foregoing opinions are based on current provisions of the Code, and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change either prospectively or retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.

January 19, 2017

We hereby consent to the inclusion of this opinion as Exhibit 8.3 in said Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Foley & Lardner LLP

Foley & Lardner LLP